PROSPECTUS SUPPLEMENT

(to prospectus dated May 21, 2008 and the prospectus supplements dated

July 15, 2008, August 29, 2008, September 10, 2008, October 10, 2008,

October 15, 2008, January 13, 2009, January 14, 2009, April 8, 2009,

April 14, 2009, April 17, 2009, and May 11, 2009)

Filed Pursuant to Rule 424(b)(3) Registration No. 333-150655

BIOMET, INC.

$775,000,000 10% Senior Notes due 2017

$775,000,000 10 3/8%/11 1/8% Senior Toggle Notes due 2017

$1,015,000,000 11 5/8% Senior Subordinated Notes due 2017

This prospectus supplement updates and supplements the prospectus dated May 21, 2007 and the prospectus supplements dated July 15, 2008, August 29, 2008, September 10, 2008, October 10, 2008, October 15, 2008, January 13, 2009, January 14, 2009, April 8, 2009, April 14, 2009, April 17, 2009, and May 11, 2009.

See “Risk Factors” beginning on page 15 of the prospectus and on page 34 of Form 10-Q filed on April 14, 2009 for a discussion of certain risks that you should consider before investing in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus supplement and the accompanying prospectus have been prepared for and may be used by Goldman, Sachs & Co. and any affiliates of Goldman, Sachs & Co. in connection with offers and sales of the notes related to market-making transactions in the notes affected from time to time. Goldman, Sachs & Co. or its affiliates may act as principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties, when it acts as agents for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any proceeds from such sales.

RECENT DEVELOPMENTS

We have attached to this prospectus supplement Form 8-K of Biomet, Inc. dated May 12, 2009. The attached information updates and supplements Biomet, Inc.’s Prospectus dated May 21, 2007 and the prospectus supplements dated July 15, 2008, August 29, 2008, September 10, 2008, October 10, 2008, October 15, 2008, January 13, 2009, January 14, 2009, April 8, 2009, April 14, 2009, April 17, 2009, and May 11, 2009.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized any person to provide you with any information or represent anything about us or this offering that is not contained in this prospectus supplement and the accompanying prospectus. If given or made, any such other information or representation should not be relied upon as having been authorized by us. This prospectus supplement and the accompanying prospectus does not offer to sell nor ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement and the accompanying prospectus or the date of any document incorporated by reference herein.

The date of this prospectus supplement is May 12, 2009.

1

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2009

BIOMET, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Indiana	001-15601	35-1418342
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

56 East Bell Drive

Warsaw, Indiana 46582

(Address of Principal Executive Offices, Including Zip Code)

(574) 267-6639

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.05	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On May 6, 2009, the Board of Directors of Biomet, Inc. (the “Company”) approved certain amendments to the Company’s Code of Business Conduct and Ethics (the “Code of Ethics”), which applies to all of the directors, officers and employees of the Company and its subsidiaries. The Code of Ethics was amended to (i) reference the Company’s new Global Anti-Corruption Policy and enhanced U.S. Fraud and Abuse Compliance Policy and (ii) clarify and expand Biomet’s policies with respect to, among other things: (a) deliberate ignorance of applicable law, (b) promotional presentations, (c) privacy rights and rights of access to communications, records and information created in the business setting and (d) reporting procedures.

The foregoing description of the amendments to the Code of Ethics is qualified in its entirety by reference to the amended Code of Ethics, which is attached as Exhibit 14.1, and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
14.1	Code of Business Conduct and Ethics, as amended on May 6, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 12, 2009

BIOMET, INC.

/s/ Bradley J. Tandy
By:	Bradley J. Tandy
Its:	Senior Vice President, General Counsel and Secretary

EXHIBITS

Exhibit No.	Description
14.1	Code of Business Conduct and Ethics, as amended on May 6, 2009

Exhibit 14.1

Last Amended: May 6, 2009

TABLE OF CONTENTS

MESSAGE ON CORPORATE RESPONSIBILITY	1
PURPOSE OF THE CODE AND ITS USE	2
LEGAL/COMPLIANCE OBLIGATIONS
COMPLIANCE	3
FINANCIAL ARRANGEMENTS WITH HEALTH CARE PROVIDERS	3
MEDICAL DEVICE LAWS	4
ANTITRUST	5
ANTI-KICKBACK, BRIBERY, CORRUPTION	6
ENVIRONMENTAL	6
INSIDER TRADING	7
PUBLIC DISCLOSURE	7
ACCOUNTING OR AUDITING MATTERS	8
ADVERTISING AND PROMOTION	8
BUSINESS WITH GOVERNMENT AGENCIES	8
INTEGRITY
BUSINESS COURTESIES AND GIFTS	9
PRIVACY POLICY/CONFIDENTIALITY	10
INTELLECTUAL PROPERTY	10
CORPORATE RECORDS	11
CONFLICT OF INTEREST	11
UNAUTHORIZED OR MISUSE OF CORPORATE ASSETS	12
ACCOUNTABILITY FOR JOB	12
INVESTOR AND MEDIA RELATIONS	12
RESPECT FOR PEOPLE
HEALTH AND SAFETY	12
DIVERSITY	13
CONDUCT IN THE WORKPLACE/ WORKPLACE HARASSMENT	13
TEAM MEMBER WORK/LIFE BALANCE	13
TEAM MEMBER DEVELOPMENT	13
TEAM MEMBER COMMUNICATIONS	14
INELIGIBLE PERSONS	14
DEDICATION TO QUALITY
QUALITY	14
PRODUCT SAFETY AND CONTINUOUS IMPROVEMENT	14

i

TABLE OF CONTENTS, Cont’d

STEWARDSHIP
ENVIRONMENT	15
CORPORATE IMAGE	15
COMMUNITY PARTICIPATION	15
PROFESSIONAL ORGANIZATIONS	15
POLITICAL PROCESS	16
REPORTING AND RESOLUTION PROCESS
REPORTING A POTENTIAL VIOLATION	16
PROTECTION FOR PERSONS REPORTING QUESTIONABLE BEHAVIOR	17
INVESTIGATIONS AND CORRECTIVE ACTION	18
WAIVERS AND AMENDMENTS	18
RESPONSE AND DISCIPLINE FOR ETHICS VIOLATIONS	18

ii

MESSAGE ON CORPORATE RESPONSIBILITY

It is critically important that you, as a Team Member, know and support the basic principles by which Biomet conducts its business. Our philosophy is that Biomet and its Team Members will comply with all applicable laws and regulations, adhere to the highest ethical standards, and act as responsible members of the communities where we operate.

This Code has been prepared to help you understand and abide by these principles. It highlights several specific policies and laws we must be aware of in conducting our business activities. We do not expect you to become a legal expert as a result of reading this Code. The examples included here do not represent every instance where a policy or law applies. We do expect you to comply with the Code and to be generally aware of certain laws and regulations and to recognize sensitive issues. Most importantly, we expect you to seek advice when necessary. Remember, it is always better to ask first if you are in doubt concerning a particular course of conduct.

This Code is intended to outline appropriate business conduct and procedures for addressing issues and questions. Please take time to read it and understand it. Your dedication to these principles will enhance Biomet’s reputation for excellence and quality.

Sincerely,

/s/ Jeffrey R. Binder
Jeffrey R. Binder
Chairman of the Board, President and Chief Executive Officer

PURPOSE OF THE CODE AND ITS USE

Corporate ethics is the practice of our shared values. Shared values define who we are and what we can expect from one another. This Code of Business Conduct and Ethics applies to all personnel of Biomet, Inc. and its subsidiaries (collectively, “Biomet” or the “Company”), which includes Team Members and board members (collectively, “Team Members”). Biomet also expects its business partners to share the general principles stated in this Code.

This Code defines five broad corporate values that shape Biomet’s business practices:

(a) Legal/Compliance Obligations - Biomet will comply with all applicable laws and regulations in all of its global operations. For everyone at Biomet, this means following the letter and spirit of the law (i.e., doing the ethical, right thing even when the law is not specific).

(b) Integrity - Long-term, trusting business relationships are built by being honest, open and fair. We promise to uphold the highest professional standards, and we keep our promises.

(c) Respect for People - Outstanding Team Members are key to Biomet’s excellence. Everyone is part of the corporate team and success, and each of us deserves to be treated with dignity and respect.

(d) Dedication to Quality - Biomet’s commitment to quality is measured by the consistent way its products improve the quality of life around the world every hour, every day. Everyone at Biomet must be dedicated to today’s highest quality standards and continuously improving them for tomorrow.

(e) Stewardship - Biomet has an obligation to care for the physical and social elements in and around it. Each individual at Biomet is encouraged to be a responsible steward of both the corporate assets and the communities in which we live.

In addition to emphasizing Biomet’s shared values, this Code is designed to define individual and corporate responsibility. Every Team Member must understand that he or she is responsible for his or her own conduct. No one has the authority to make another Team Member violate this Code, and any attempt to direct or otherwise influence someone else to commit a violation is a violation in itself. Potential violations will be investigated and appropriate action taken.

Persons in management positions in particular set an example for other Team Members and are often responsible for directing the actions of their subordinates. Biomet requires all Team Members, including managers, to know and understand this Code—as it applies to the Team Member or manager personally and to others under his or her supervision.

For purposes of Section 406 of the U.S. Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, this Code shall also be our code of ethics for our Chief Executive Officer, Chief

Financial Officer, Principal Accounting Officer or Controller, or persons performing similar functions (the “Senior Officers”).

It must be noted that this Code has been prepared to outline the broad principles of legal and ethical business conduct embraced by Biomet. It is not a complete list of legal or ethical questions you might face in the course of business and, therefore, this Code must be used together with your common sense and good judgment. If you are in doubt or have a specific business conduct question, you should contact your supervisor, someone in management, Biomet legal counsel or the Compliance Department.

LEGAL/COMPLIANCE OBLIGATIONS

Success in the global marketplace depends on each individual being aware of the local or regional legal and regulatory requirements that govern his or her job.

Compliance

Laws and regulations are ever-present in the health care industry, and they affect virtually every functional area of Biomet business. Regardless of what job you do or what country you work in, there are legal, regulatory and ethical standards that must be considered and upheld.

Biomet strives to be a good corporate citizen in every country and community where it conducts business and will comply with all applicable laws and regulations. As individuals, Team Members must strive to be aware of and understand the international, national, state, provincial and local laws as well as the business requirements and practices that affect their business unit and area of responsibility.

Disregard or deliberate ignorance of the law will not be tolerated and may lead to disciplinary action. Deliberate ignorance occurs when the facts of a situation put the Team Member on notice that illegal conduct is probably occurring and the Team Member chooses to ignore the facts and fails to report the situation to the proper Biomet personnel. Violation of domestic or foreign laws and regulations may subject an individual, as well as Biomet, to civil and/or criminal penalties. Therefore, it is in everyone’s best interest to know and comply with Biomet’s legal obligations.

Financial Arrangements with Health Care Providers

Strong working relationships with physicians and other health care providers are essential to Biomet’s success. These providers not only are our customers, but they also test our product ideas, teach us about the patients who need our products and help us educate other providers about the safe and effective uses of our products.

Many Team Members have extensive interactions with health care providers through product design teams, training and education programs and research projects, among other activities. While these interactions are vital to Biomet, we must remember that our arrangements with health care providers are closely regulated by government authorities, particularly in the U.S., where there is extensive regulation of financial relationships impacting the use of products covered by Medicare and other federal health care programs.

These laws are designed to make sure that customers purchase products based on quality, price and patient need, and not because a manufacturer or distributor provides them with an improper financial incentive. Significant penalties may be imposed on Biomet, on Team Members and on providers for violating health care fraud and abuse laws, including imprisonment, civil or criminal fines and exclusion from participation in government health care programs. In broad terms, Biomet’s policy on financial arrangements with health care providers can be stated in two general rules:

•

First, you may not condition a financial arrangement or provide free product, services or grants in exchange for an explicit or implicit agreement to use, purchase, order or recommend Biomet products, or as a reward for a high volume customer.

•

Second, payments to health care providers may be made only for (1) a bona fide refund or authorized product discount or rebate, (2) a legitimate charitable contribution, (3) an approved research or educational grant, or (4) the provision of services for which there is a legitimate business need and a written agreement that provides for fair market value compensation and is approved in advance in accordance with Biomet’s standard operating procedures.

Because the laws in this area are quite complex, detailed compliance guidance is provided in Biomet’s Global Anti-Corruption Policy, and as applicable, Biomet’s U.S. Fraud and Abuse Compliance Policy, which are both available on the Biomet Compliance intranet site. Strict adherence to the policies and to health care fraud and abuse laws and government health care program requirements is required in all financial arrangements with health care providers. Team Members have a duty to report suspected violations through the process outlined in this Code.

Medical Device Laws

Because the laws and regulations that affect the manufacture and sale of medical devices are quite diverse, each Team Member must be aware of laws and regulations that affect his or her specific responsibilities. For example, manufacturing Team Members must know and comply with industry quality regulations and standards; research Team Members must know and adhere to standards of laboratory practices; marketing Team Members must comply with regulatory limitations on the promotion of products, and so on. Also, medical device laws require accurate and complete record keeping from numerous departments and business units. It is each Team Member’s responsibility to understand how these requirements pertain to his or her specific job and to ensure that documentation is complete and accurate.

In addition, each business unit of the Company provides Team Members with instructions concerning the appropriate procedures to follow concerning the reporting of any adverse event related to the Company’s products.

Antitrust

Antitrust laws are designed to preserve and foster fair and honest competition within the free enterprise system. To accomplish this goal, the language of these laws is deliberately broad, prohibiting such activities as unfair methods of competition and agreements in restraint of trade. Such language gives enforcement agencies the right to examine many different business activities to judge their effect on competition.

It is Biomet’s policy to strictly adhere to all applicable antitrust laws in its global operations. While antitrust and competition laws can be highly technical and may vary from country to country, the following principles provide a useful summary of situations with antitrust aspects which Team Members might encounter. For specific questions or interpretations on antitrust laws, contact a member of your business unit management team or Biomet legal counsel.

(a) Relations with Competitors. Discussions of pricing, bids, discounts, promotions, profits, costs, material, terms or conditions of sale, royalties, production plans or inventories with competitors must be avoided entirely. Agreements with competitors to allocate customers, divide territories or limit production or innovation also are strictly prohibited. Biomet determines prices and terms of sales for its products independently, and any exchange of information with competitors that may cast doubt upon that fact must be avoided. No matter if discussions relate to Biomet or the competition’s products, or how innocent or casual the exchange may be, such sharing of information can be construed as an attempt to limit competition; however, there is nothing improper with collecting this type of information that is publicly available in the marketplace.

(b) Trade Associations. Trade association meetings create antitrust risk because they involve contacts with competitors. Consequently, such meetings are continually scrutinized by government officials. If a Biomet Team Member encounters formal or informal discussions of pricing, terms of sale (or other terms that relate to the sale of goods), refusal to sell to a customer or other prohibited topics, leave immediately and bring the matter to the attention of Biomet legal counsel. In addition, legal counsel must be consulted before any trade or industry standards are implemented since the development of such standards can lead to antitrust issues.

(c) Relations with Customers. In general, companies are not allowed to discriminate in favor of or against any of their customers. Biomet is free to select its own customers; however, terminations and refusals to sell frequently lead to real or claimed antitrust violations. Before terminating a relationship with a customer, consult with appropriate management and Biomet legal counsel. Also, under certain situations, it may be unlawful for Biomet to require a purchaser to buy another product as a condition to being able to purchase the product the customer wants (so-called “tying”). Before instituting such an arrangement, contact Biomet legal counsel.

(d) Relations with Suppliers. Biomet policy prohibits making purchases from a supplier dependent on the supplier’s agreement to purchase from Biomet. Such purchases could violate the antitrust laws if the supplier is coerced into making the purchase as a condition of acquiring or maintaining the account.

(e) Unfair Competition. Unfair methods of competition and deceptive acts or practices are prohibited. Examples of these include false or deceptive statements or comparisons about Biomet products, falsely disparaging a competitor or its products, making product claims without data to substantiate them and representing one’s product as that of another, such as by simulating a competitor’s packaging or trademarks.

Anti-kickback, Bribery, Corruption

Biomet is committed to complying with the anti-bribery, anti-kickback and anti-corruption laws in all countries in which it operates. In most countries, including in the United States, it is illegal to provide, offer or accept a kickback or bribe. A kickback or bribe may be defined as any payment, fee, commission, credit, gift, gratuity, rebate, thing of value or compensation of any kind that is provided directly or indirectly and having as at least one purpose that of improperly obtaining or rewarding favorable treatment in a business transaction. Biomet’s policy on kickbacks and bribes is clear—Biomet will not provide them, offer them or accept them, nor tolerate those that do.

Further, the U.S. Foreign Corrupt Practices Act provides specific laws on conducting business with foreign government officials. Under this Act, a company (and its directors, agents, officers and employees) must not make, offer to make, or promise to make payments (regardless of whether the payment is actually made) or give anything of value directly or indirectly to a government official to assist Biomet in obtaining or retaining an improper business advantage, whether or not any benefit is received. This includes any payments to health care professionals, who in many foreign countries are considered public officials as a result of their employment or reimbursement by a publicly funded health system or insurance company.

In this regard, Team Members should be familiar with the Company’s Global Anti-Corruption Policy and, as applicable, the U.S. Fraud and Abuse Compliance Policy. These Policies are available on the Biomet Compliance intranet site.

Environmental

It is Biomet’s policy to minimize its adverse impact on the environment. Facilities, and each Team Member, must comply with all applicable environmental laws including those affecting air emissions, water purity and waste disposal. As an example, all facilities must keep pollution control equipment and processes in proper working order and, as required, must submit appropriate documentation to the government in an accurate and timely manner.

Insider Trading

In the course of business, the Company will need to announce “material” developments regarding its operations. Such “material” information includes among other things potential acquisitions, earnings, new products or discoveries, product approvals, major management changes, upcoming litigation or regulatory proceedings and joint ventures. This information is considered material because it is information that an investor would consider important in deciding whether to buy, sell or hold Biomet securities or securities of its competitors. At the appropriate time, such announcements are made through public means, such as a press release, to ensure that the information is made available to all members of the investing community on an equal basis.

Prior to a public announcement, some Team Members may have knowledge of confidential or “inside” information. It does not matter whether such information is directly or indirectly learned by the Team Member. Team Members must exercise the utmost care in handling such material inside information to avoid legal and ethical violations.

(a) Securities laws prohibit Team Members from trading securities based on non-public (inside) material information for as long as it remains undisclosed. If you have questions about whether the information you possess is material or whether it has been made public, contact Biomet legal counsel before buying or selling securities.

(b) Trading in puts and calls of a corporation’s securities is of special concern. Securities regulators may be highly suspicious of Team Members purchasing puts or selling calls of Biomet securities, because of insider information concerns. Additionally, trading in puts and calls of Biomet securities raises a question of conflict of interest because the Team Member, who has a duty of loyalty to the Company, stands to benefit from a future decline in the Company’s securities. Biomet policy prohibits Team Members from trading in puts and calls of Biomet securities.

(c) Team Members are also prohibited from disclosing confidential information to someone outside the Company. Such “tips” may result in friends, relatives or others trading on the basis of inside information, which is also prohibited by securities laws.

Violators of securities laws are subject to severe civil and criminal punishments. Severe penalties may apply even where the disclosing person did not engage in the transaction or personally benefit from the trading.

Public Disclosure

All disclosure in reports and documents that Biomet files with, or submits to, the U.S. Securities and Exchange Commission (“SEC”) and in other public communications made by Biomet shall be full, fair, accurate, timely and understandable. All Team Members who are involved in Biomet’s disclosure process, including Senior Officers, are responsible for acting in furtherance of this policy. In particular, these individuals are required to maintain familiarity with the disclosure requirements applicable to Biomet and are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit, material facts about Biomet to others, within or outside of Biomet, including Biomet’s independent auditors. In addition, any Team Member who has a supervisory role in Biomet’s disclosure process has an obligation to discharge his or her responsibilities diligently.

Accounting or Auditing Matters

All Team Members are responsible for reporting to the Company any questionable situation regarding Biomet’s accounting, internal accounting controls or auditing matters, or a concern regarding questionable accounting or auditing matters that come to their attention.

If a complaint regarding accounting, internal accounting controls or auditing matters is brought to the attention of an executive officer or director of Biomet, either by an employee or a third party outside of the confidential and anonymous submission process, the executive officer is required to report the complaint directly to the chairperson of the Audit Committee. If a complaint regarding accounting, internal accounting controls or auditing matters is brought to the attention of a non-executive employee of Biomet, such employee shall either (a) report such complaint directly to his or her supervisor or (b) submit the complaint through the use of the toll-free ethics telephone hotline as described in this Code.

Advertising and Promotion

It is Biomet’s policy to promote and market its products in a lawful and truthful manner. While it is natural to want to present each product in the best light, Team Members must be careful to offer an accurate representation of product capabilities and benefits. All promotional presentations, including product claims and comparisons, should be accurate, balanced, fair, objective and unambiguous. In addition to the laws previously outlined in the antitrust section that discuss unfair competition such as deceptive claims or packaging, advertising and promotion of Biomet products are also subject to premarket regulation. For example, in the United States, companies may not promote medical device products or product indications not approved by the U.S. Food and Drug Administration.

These regulations also apply to all sales personnel (including distributors and sales associates), who are required to represent Biomet products in a manner consistent with the applicable labeling and market approvals. All information provided to customers must be accurate and complete. When in doubt as to whether promotional materials are allowable, contact the appropriate regulatory group or Biomet legal counsel.

Business with Government Agencies

At times, governments not only regulate Biomet products, they purchase them. Because government officials are obligated to follow specific codes of conduct and laws, special care must be taken in government procurement situations. Some key requirements for doing business with a governmental entity are:

(a) accurately representing which Biomet products are covered by government contracts;

(b) not offering or accepting kickbacks, bribes, gifts, gratuities or anything else of value with the intent of obtaining favorable treatment from the recipient (a gift that is customary in the business sector may be perceived as a bribe by a government official);

(c) not improperly soliciting or obtaining confidential information, such as sealed competitors’ bids, from government officials prior to the award of a contract; and

(d) hiring present and former government personnel only in compliance with applicable laws and regulations (as well as consulting Biomet legal counsel and human resources management).

INTEGRITY

In order to earn trust for ourselves and our products, everyone at Biomet must maintain the integrity of the corporation by being open, honest and fair.

Business Courtesies and Gifts

The giving of gifts and gratuities to a health care provider in return for the use or purchase of Biomet products is strictly prohibited. The giving of any gifts and gratuities to a health care provider must comply with Biomet’s Global Anti-Corruption Policy, the U.S. Fraud and Abuse Compliance Policy (as applicable), and the applicable country medical device codes of conduct and ethics, such as the AdvaMed Code of Ethics and the EUCOMED Guidelines on Interactions with Health Care Professionals.

As a leader in the medical device industry, Biomet may have opportunities to further medical practice and knowledge of Company products by providing seminar sponsorship, research grants, speaker honoraria, training events and the like. Payments and reimbursements for such activities are subject to scrutiny and should be made only in accordance with Biomet’s Global Anti-Corruption Policy and the U.S. Fraud and Abuse Compliance Policy, following review by the Biomet Compliance Department.

In receiving gifts, Team Members must ask themselves whether a gift is intended to influence business decisions and would thereby compromise their ability to act in the best interests of Biomet. Useful tests for determining if a gift may be inappropriate include (1) if the gift would create uneasiness or a feeling of obligation for the giver or receiver, and (2) if the action could not stand up to public scrutiny.

In most countries, including the United States, government employees and their families are prohibited from accepting items or benefits for which fair market value is not paid by the recipient. Questions about the appropriateness of business courtesies and possible misinterpretation of them as bribes, particularly in countries outside the United States or transactions with government officials, should be discussed with the Biomet Compliance Department.

Privacy Policy/Confidentiality

Every Biomet Team Member is obligated to protect the Company’s confidential information as well as that of its customers, patients, suppliers, shareholders, bondholders, fellow Team Members and third parties who disclose information to Biomet in confidence. While some information may not be regulated by legal obligations, be aware that all information developed or shared as a result of the business process is proprietary to Biomet and must be treated as confidential. Such confidential information includes pricing, financial data, research and development information, marketing and sales programs, employment records, potential contracts or ventures, customer data and patient information. It also includes internal correspondence, regulatory reports and computer passwords or software. Materials that contain confidential information, such as memos, notebooks, computer disks and so on, should be stored securely and shared only with those persons with a need to know. Team Members should be especially careful not inadvertently to disclose confidential information through the ever growing electronic media, such as e-mail, telephone voice mail or the Internet. For details on specific confidentiality issues, see the sections on antitrust, insider trading and intellectual property. Further, for more information on Biomet’s privacy policies, including its European Union Safe Harbor Certification can be located on Biomet’s compliance intranet site.

Further, every Team Member has the right to confidentiality of certain employment records and personal information. In turn, and subject to certain country privacy and data protection laws, such as the local implementation legislation under EU Directive on Data Protection, Biomet has rights of access to all Company property and all communication, records and information created in the business setting.

Intellectual Property

Patents, trademarks, copyrights and trade secrets (all are considered intellectual property) are valuable assets of the Company, and all Team Members have a moral and legal obligation to protect them. This obligation continues even if a Team Member leaves the service of Biomet for any reason.

Team Members who develop inventions and ideas in the course of their work for Biomet are obligated to assign ownership of them to the Company. Such Team Members are required to prepare and maintain contemporaneous records, to submit technical details of the invention or idea to the Company and to maintain them as trade secrets or to assist in the patent process, as decided by Biomet. Biomet will respect the intellectual property of others, and Biomet will not knowingly infringe valid patents, trademarks and copyrights held by others. If any Team Member believes that another company is infringing a Biomet patent, trademark or copyright, that Team Member needs to contact Biomet legal counsel.

Corporate Records

Company documents and records are part of the Company’s assets, and Team Members are charged with maintaining their accuracy and safety. Team Members are required to use sound records management skills by recording information accurately and honestly and retaining records as long as necessary to meet business objectives and government regulations. When required and directed, all Team Members are obliged to diligently search their files for any required records.

Financial records must accurately reflect all financial transactions of the Company. No false, artificial or misleading entries shall be made in the books and records of the Company for any reason. Manufacturing documents must meet the internal and external requirements and support the Company’s product safety efforts. Clinical data must be maintained according to regulation and corporate confidentiality standards.

Conflict of Interest

A conflict of interest exists when a personal interest or activity of a Team Member influences or interferes with that Team Member’s performance of duties, responsibilities or loyalties to Biomet. All Team Members must avoid any personal or business influences or relationships that affect their ability to act in the best interests of the Company. Some situations in which Team Members might encounter conflicts of interest are:

(a) consulting with or employment in any capacity by a competitor, supplier, distributor or customer of the Company;

(b) owning, directly or indirectly, a significant financial interest in any business that does or seeks to do business with the Company, or seeks to compete with the Company. A significant financial interest is defined as a Team Member’s and family members’ combined interest that represents (1) more than 5% of the outstanding securities of a corporation (or ownership interests if an unincorporated business), or (2) more than 5% of the total assets of such business;

(c) the employment of family members or personal friends as contractors, suppliers or Team Members of the Company; and

(d) using Company assets for personal gain.

If any matter exists that might be or creates the appearance of being a conflict of interest, the Team Member should consult their supervisor to assess whether a problem exists. If there is a real or perceived conflict of interest, the matter should be referred to the Compliance Department for interpretation and resolution.

Unauthorized or Misuse of Corporate Assets

Every Team Member is obligated to protect the assets of the Company. Company property, such as office supplies, production equipment, products and buildings, may not be used for personal reasons. Any misuse or misappropriation of corporate funds, information, equipment, facilities or other assets may be considered criminal behavior and can bring severe consequences. Expenses may not be charged to the Company unless they are for Biomet business purposes. Also, Company computers may not be used as vehicles for unauthorized software (i.e., pirated or unlicensed).

Accountability for Job

Team Members must understand that their job performance directly affects patient lives and livelihoods. Each Team Member is responsible for knowing and executing the responsibilities of his or her job. This means that the individual is held accountable for the quality of the work he or she produces and for the accuracy of the applicable documentation. For example, this policy of personal accountability prohibits a Team Member from signing off on a process or product without properly inspecting it or from representing the work of another Team Member as his or her own.

Investor and Media Relations

It is Biomet’s policy to provide accurate and consistent communication with the public. To maintain the consistency and accuracy of the information, corporate spokespersons are designated to respond to all inquiries. These spokespersons are responsible for releasing information at the appropriate time and for guarding against the inadvertent disclosure of confidential information. Except for designated spokespersons, no Team Member should respond to inquiries from the media or the investment community. All inquiries from the media or the investment community should be forwarded immediately to the Communications or Investor Relations Department or an officer of the Company.

RESPECT FOR PEOPLE

We are dedicated to dignity and respect for the lives of our patients and we owe nothing less to one another.

Health and Safety

Biomet seeks to provide each Team Member with a clean, safe and healthy place to work. To achieve this goal, all Team Members must understand the shared responsibilities of abiding by all safety rules and practices, taking the necessary precautions to protect oneself and co-workers and reporting immediately any unsafe conditions, practices or accidents.

Diversity

Biomet respects and welcomes diversity among its Team Members, customers, suppliers, distributors and others in the global market place. Biomet is committed to equal employment opportunity without regard to race, color, creed, religion, national origin, gender, sexual orientation, marital status, age or disability.

Conduct in the Workplace/Workplace Harassment

Ethical personal conduct on the job means treating oneself and others with respect and fairness. Workplace harassment is any unwelcome or unwanted attention or discriminatory conduct based on an individual’s race, color, creed, religion, national origin, gender, sexual orientation, marital status, age, disability or other illegal or inappropriate basis. It can include verbal, nonverbal or physical abuse. Even something that is considered harmless by one individual may be perceived as harassment by another. Biomet expects all Team Members to conduct themselves in a manner appropriate to the workplace and to keep all work environments free of harassment.

(a) Everyone has the right to work in an environment free of workplace harassment.

(b) Biomet expects all Team Members to report for work in condition to perform their duties, unimpaired by drugs or alcohol. The use, possession, manufacture, sale or distribution of drugs for nonmedical purposes is prohibited on company premises or on the job.

If workplace harassment does occur, Team Members should report incidents as soon as possible to their supervisor or a Human Resources representative.

Team Member Work/Life Balance

Biomet emphasizes the need for balance between work and private life. While Biomet respects the private lives of its Team Members, it must be understood that personal interests and beliefs must not be imposed on other Team Members or upon the Company. Biomet encourages Team Members to become involved in community and political activities of their choice. However, activities should not interfere with the Team Member’s ability to perform on the job and should not imply participation on the part of the Company. For example, a Team Member may run for a local political office with the understanding that campaigning and holding the office will not interfere with performance at Biomet. As another example, a Team Member may not use corporate funds or resources for contributions to a political candidate.

Team Member Development

Biomet is committed to providing opportunity for growth to all of its Team Members. Toward that end, the Company maintains human resource practices and procedures that give Team Members the opportunity to know what job performance is expected, have periodic performance reviews and have retention, salary and promotion decisions based on merit and performance. Biomet also is committed to developing Team Member potential and contribution through continuing education and professional organizations and activities.

Team Member Communications

Biomet believes that the free exchange of information promotes performance, teamwork and innovation, and Biomet encourages all Team Members to maintain open communications. Team Members are expected to pass along their ideas and concerns. A Team Member’s most direct source of information exchange is his or her supervisor; corporate newsletters and updates are other vehicles for Team Member communications. It is expected that Team Members will avail themselves of these resources to ensure awareness of corporate activities, issues or concerns as they pertain to Team Members personally or Biomet’s business operations.

Ineligible Persons

We do not employ, contract with or bill for services ordered or furnished by individuals or entities that are excluded, debarred, suspended or otherwise ineligible to participate in government health care programs or that have been convicted of a criminal offense related to the provision of health care items or services.

Team Members are required to immediately report to the Compliance Department or Biomet legal counsel if they become excluded, debarred, suspended or otherwise ineligible to participate in government health care programs or if they have been convicted of a criminal offense related to the provision of health care items or services.

DEDICATION TO QUALITY

Lives depend on the consistent delivery of quality products and services.

Quality

Physicians and patients around the world rely on the quality of Biomet products. All Team Members must constantly strive to understand the needs of Biomet customers and demonstrate our commitment to excellence by delivering the highest quality products and services.

Product Safety and Continuous Improvement

Achieving the highest level of quality requires Biomet Team Members to focus on continuous improvement of work activities. This includes enhancing value to customers through new and improved products and services; reducing errors and waste; improving responsiveness to the customer; and improving productivity and effectiveness in the use of all resources. To this end, all Team Members are expected to know, understand and comply with their business unit’s applicable quality policies and procedures. Team Members should also raise questions or concerns regarding quality issues to appropriate persons in management as outlined in their business unit’s quality manual.

In the quest to produce quality products, strict guidelines have been developed to protect all involved in the research process. No products will be released for commercial sale or use until they have satisfied applicable standards of safety and efficacy. Biomet will monitor the performance of its products and will attempt timely to respond to any product issue.

STEWARDSHIP

As a partner of neighborhoods around the world, the Company is responsible for protecting and enhancing its community.

Environment

As part of being a responsible member of the community, Biomet strongly believes in caring for the environment around its facilities. Compliance with legal requirements is only a minimum standard, and the Company is committed to exceeding regulatory standards where appropriate. All Team Members are expected to be alert to environmental issues and share in the commitment to conserve natural resources as well as reduce waste generation to the air, water and land.

Corporate Image

Biomet’s reputation and identity are among the Company’s most valuable assets. As part of keeping and furthering the corporate image locally and around the world, Biomet believes in conducting business legally, morally and ethically, and in sharing the success that business brings. Team Members are expected to conduct themselves in a manner that reflects positively on the corporate identity and are encouraged to invest themselves in the communities in which they live.

Community Participation

Biomet believes in investing in the communities where it conducts business. Team Member and corporate participation in nonprofit, charitable, educational, civic, cultural and service organizations is encouraged.

Professional Organizations

Biomet believes strongly in the stewardship of the industry and its knowledge base, and Biomet encourages corporate and individual participation in professional organizations and societies. By encouraging Team Members to share their skills and expertise with such groups, the Company seeks to invest in the success of the health care industry and in the professional growth of the individual.

Political Process

Biomet seeks to be a responsible corporate citizen in the many host countries in which it conducts business. While Biomet strongly believes in the importance of participating in the democratic process, contributions by the Company to political candidates are regulated by election laws and as a matter of corporate policy the Company does not make political contributions. In like manner, it is the Company’s policy to comply with all applicable laws and regulations relating to lobbying or attempting to influence government officials. Government officials often need timely, valid information upon which to base their decisions and, at times, the Company will offer through designated spokespersons opinions on legislation that may affect the interests of its business units, its Team Members or its customers.

REPORTING AND RESOLUTION PROCESS

Reporting a Potential Violation

Each Team Member is responsible for conducting himself or herself according to legal and ethical standards. In addition, everyone has a responsibility to report in a timely fashion any violations of the Biomet Code of Business Conduct and Ethics, as well as, Biomet’s Global Anti-Corruption Policy, U.S. Sarbanes-Oxley Act of 2002 and the U.S. Fraud and Abuse Policy. Team Members will not be subject to reprisals for reporting or supplying information about potential violations, except in cases where the reporting Team Members are responsible for the violation, and the Company expects Team Members to fully cooperate in any investigation of a potential violation. If possible, all such reports will be held in confidence. European Team Members should consult the ethics helpline procedures for European operations for further information regarding reporting compliance issues.

If a Team Member needs guidance on a legal or ethical question or has witnessed or has knowledge of an illegal or unethical activity, he or she should seek the counsel of his or her supervisor. If approaching the supervisor is uncomfortable, or if the response is unsatisfactory, Team Members should consult senior management, Biomet legal counsel, the Compliance Department and/or the Human Resources Department. Telephone numbers for these offices can be found in your Company telephone listing. If the alleged violation involves a member of the Compliance Department, the Team Member should report the conduct to the Legal Department. If the alleged violation involves the Legal Department, the Team Member should report the conduct to the Compliance Department. If both the Legal Department and Compliance Department are involved, and the concern is not otherwise addressed, the report should be made to the Chief Executive Officer. If the Chief Executive Officer is involved, the report should be made to the Audit Committee of the Company’s Board of Directors.

If Team Members prefer, compliance questions or reports about potential violations may be reported via telephone as follows:

1.	Team Members may submit reports through the following website: https://secure.ethicspoints.com/

2.	Team Members may submit report via telephone:

a.	United States Only: Dial 1-800-348-9500, ext. 1759

b.	United States, Canada, Puerto Rico and Guam: Dial 1-888-469-1566

c.	Outside the United States:

i.	Please go to the following website https://secure.ethicspoints.com/ Select “File a New Report” and enter in the organization name “Biomet”.

ii.	Select the “International Toll-Free Dialing Instructions” to locate the correct telephone number for your country and follow the instructions provided.

iii.	The call will be answered in English. To continue your call in another language, please state your language request to an interpreter. It may take 1-3 minutes to arrange for an interpreter. During this time, please do not hang up.

Where permitted under applicable law, Team Members may choose to remain anonymous when reporting a potential violation on the helpline; however, anonymity may make the investigation and resolution difficult, if not impossible. Biomet prefers that Team Members give their identity when making any reports about business conduct violations. As with all questions or inquiries, the information given on the helpline will be treated as confidential to the extent possible.

Protection for Persons Reporting Questionable Behavior

Our commitment to promoting the highest ethical standards includes a responsibility to foster an environment that allows Team Members to report violations without the fear of retaliation or retribution. You will not be disciplined, lose your job, or be retaliated against in any other way for asking questions or voicing concerns about our legal or ethical obligations, as long as you are acting in good faith. “Good faith” does not mean that you have to be right—but it does mean that you believe that you are providing truthful information. The important thing is that you bring your question or concern to the Company’s attention through one of the available channels.

Team Members must never be discouraged from using any available channel within the organization. Even simple questioning of a person reporting a violation can lead to unintentional retaliation, as it may make that person feel that he or she did something wrong by choosing one method over another. Any person reporting a violation under this Code must be able to freely choose whichever method they are most comfortable with to communicate their concern to the Company.

Any Team Member who retaliates against another Team Member for reporting known or suspected violations of our legal or ethical obligations will be in violation of this Code and subject to disciplinary action, up to and including dismissal. Retaliation may also be a violation of the law, and as such, could subject both the individual offender and the Company to legal liability.

Additional questions about retaliation should be addressed to the Chief Compliance Officer.

Investigations and Corrective Action

All reports of alleged violations will be investigated by the Company and will be treated confidentially to the extent consistent with corporate interests and legal obligations. If the results of an investigation indicate that corrective action is required, the Company will decide the appropriate steps to take, including Team Member discipline, dismissal and possible legal proceedings. If appropriate, the investigation may be turned over to applicable outside authorities, and outside investigators may assist in the inquiry. As part of the closure process, results of an investigation may be shared with the initiator of the report.

In the past, members of the health care industry (physicians, hospitals, companies and others) have been the subject of various government investigations. It is Biomet’s policy to fully cooperate with valid government investigations. While not likely, it is possible that Biomet Team Members may be contacted by government officials conducting an investigation of the medical device industry. Team Members should be aware that such investigations may be complex, and if contacted by an investigator, are encouraged to verify that Biomet is aware of the investigation.

Waivers and Amendments

It may be appropriate for a provision of this Code to be waived in a particular circumstance. Any Team Member seeking a waiver should speak to his or her supervisor, who will likely need to involve other persons in consideration of the waiver request.

Any waiver of this Code for the executive officers (including any Senior Officers who are otherwise not an executive officer) or directors of Biomet must be made only by the Board of Directors and will be disclosed in accordance with the applicable requirements of the SEC.

Any amendment to a provision of this Code that applies to the Senior Officers will be disclosed in accordance with the applicable requirements of the SEC.

Response and Discipline for Ethics Violations

Each Team Member is responsible and accountable for adhering to this Code of Business Conduct and Ethics. Team Members who violate provisions outlined in this Code could be subject to appropriate disciplinary action, including termination.

Team Members who violate the laws and government regulations previously mentioned in this Code could expose themselves and Biomet to substantial fines, penalties and damages.